Exhibit 99.1

News Release — January 28, 2008

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial posts record earnings for quarter, year

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported record earnings of $9,256,000 for 2007 compared to 2006 earnings of $7,570,000, an increase of 22.3%. Net income for the quarter ending December 31, 2007 was $2,576,000, a record quarter for the company.  It marked the sixth consecutive quarter that the bank’s earnings exceeded $2 million.  Earnings for the quarter represent a 22.5% increase when compared to 2006 fourth quarter earnings of $2,102,000.

On a per share basis, diluted earnings were $.67 and $2.40 for the quarter and twelve months in 2007 compared to $.55 and $2.10 for the same periods in 2006.

Total assets at December 31, 2007 grew by 2.6% over totals a year earlier to $820.4 million.  Average deposits and repurchase agreements and average loan outstandings increased by 16.4% and 19.5%, respectively.  At year-end, net loans were up 8.2% to $564.3 million, while total deposits and repurchase agreements remained relatively unchanged at $674.4 million.  In addition, the market value of trust assets under management declined by 5.6% to $507.9 million at December 31, 2007.  This decline was largely attributable to a short-term deposit into a custody account at year-end 2006 that was subsequently withdrawn, along with the distribution of two large estates during 2007.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly-owned subsidiary, F&M Trust, has twenty-four community banking offices throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties located in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.